As filed with the Securities and Exchange Commission on March 4, 2016

Registration No. 333-194162

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

United Development Funding Income Fund V

(Exact name of registrant as specified in governing instruments)

The United Development Funding Building

1301 Municipal Way, Suite 100

Grapevine, Texas 76051

(817) 835-0650

(800) 859-9338

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Hollis M. Greenlaw, Esq.

Chairman and Chief Executive Officer

The United Development Funding Building

1301 Municipal Way, Suite 100

Grapevine, Texas 76051

(817) 835-0650

(800) 859-9338

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lauren Burnham Prevost, Esq.

Seth K. Weiner, Esq.

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326-1044

(404) 233-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 or until the Registration Statement becomes effective on such dates as the Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF COMMON SHARES OF BENEFICIAL INTEREST

United Development Funding Income Fund V (the “Registrant”) filed a Registration Statement on Form S-11 (Commission File No. 333-194162) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on July 25, 2014, pursuant to which the Registrant registered 50,657,895 common shares of beneficial interest. Of the 50,657,895 common shares of beneficial interest registered, 37,500,000 shares were offered to the public pursuant to the primary offering on a “best efforts” basis for $20.00 per share and 13,157,895 shares were offered pursuant to the Registrant’s distribution reinvestment plan at a purchase price of $19.00 per share.

As of close of business on March 4, 2016, the Registrant had sold a total of 2,952,526 shares pursuant to the Registration Statement, including 2,904,514 shares sold to the public pursuant to the primary offering and 48,012 shares sold pursuant to the distribution reinvestment plan. The Registrant terminated the offering of the shares covered by the Registration Statement effective as of the close of business on March 4, 2016, and hereby deregisters the remaining 47,705,369 shares which were previously registered under the Registration Statement and remained unsold as of the close of business on March 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas, on the 4th day of March, 2016.

UNITED DEVELOPMENT FUNDING INCOME FUND V

By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Hollis M. Greenlaw	Chief Executive Officer and Chairman of the Board	March 4, 2016
Hollis M. Greenlaw	of Trustees (Principal Executive Officer)

/s/ Cara D. Obert	Chief Financial Officer and Treasurer (Principal	March 4, 2016
Cara D. Obert	Financial Officer)

/s/ David A. Hanson	Chief Operating Officer and Chief Accounting	March 4, 2016
David A. Hanson	Officer (Principal Accounting Officer)

*	Trustee	March 4, 2016
Phillip K. Marshall

*	Trustee	March 4, 2016
Steven J. Finkle

* By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw,
as attorney-in-fact